UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2021

Datchat, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-40729	47-2502264
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

65 Church Street

2nd Floor

New Brunswick, NJ 08901

(Address of principal executive offices, including ZIP code)

(732) 354-4766
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock. $0.0001 par value	DATS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On October 15, 2021, the Company issued a press release announcing the agreement with Barstool Sports that was previously disclosed on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 12, 2021. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In addition to the foregoing, as of October 13, 2021, the Company had received gross proceeds of approximately $14.35 million from the exercise of 2,882,785 of the Company’s Series A Warrants that were issued in its initial public offering that closed on August 17, 2021. Accordingly, the Company issued 2,882,785 shares of common stock in exchange for the exercised warrants. Each Series A Warrant has an exercise price of $4.98 per share, and is exercisable from the date of their issuance and will expire five years from issuance.

As a result of the foregoing, as of October 13, 2021, the Company had 19,597,419 shares of common stock outstanding, 442,516 Series A Warrants outstanding, and cash on hand of over $26.0M.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description of Exhibit
99.1	Press release dated October 15, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

# Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit were omitted by means of marking such portions with an asterisk because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 15, 2021

Datchat, Inc.

/s/ Darin Myman
Darin Myman
Chief Executive Officer